FIRST AMENDMENT TO THE
BRIDGES INVESTMENT FUND, INC.
 TRANSFER AGENT SERVICING AGREEMENT

THIS FIRST AMENDMENT, dated as of this 28th day of June, 2010, to the Transfer Agent Servicing Agreement dated October 11, 2004, (the “Agreement”), is entered into by and between Bridges Investment Fund, Inc., a Nebraska corporation (the “Fund”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the Fund and USBFS have entered into the Agreement; and

WHEREAS, the Fund and USBFS desire to amend the fees of the Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by mutual written consent of the parties.

NOW, THEREFORE, the parties do hereby agree as follows:

Exhibit B is hereby superseded and replaced with Amended Exhibit B attached hereto.

The following service under Section 2. P is hereby deleted:

Provide a Blue Sky system that will enable the Fund to monitor the total number of shares of the Fund sold in each state.  In addition, the Fund or its agent, including USBFS, shall identify to USBFS in writing those transactions and assets to be treated as exempt from the Blue Sky reporting for each state.  The responsibility of USBFS for the Fund’s Blue Sky state registration status is solely limited to the initial compliance by the Fund and the reporting of such transactions to the Fund or its agent.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BRIDGES INVESTMENT FUND, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Edson L. Bridges III	By: /s/ Michael R. McMVoy
Name and Title: Edson L. Bridges III	Name and Title: Michael R. McVoy
President	Executive Vice President

Amended Exhibit B to the Transfer Agent Servicing Agreement - Bridges Investment Fund, Inc.

TRANSFER AGENT & SHAREHOLDER SERVICES Fee Schedule at July 1, 2010

Annual Service Charges to the Fund*
■ Base Fee Per CUSIP	$_____/year
■ Load Fund Accounts	$_____/open account
■ No-Load Fund Accounts	$_____ /open account
■ Daily Accrual Fund Accounts	$_____ /open account
■ Closed Accounts	$_____ /closed account

Services Included in Annual Base Fee Per CUSIP
DST NSCC charge
Report Source

Activity Charges
Manual Shareholder Transaction & Correspondence	$_____ /event
Omnibus Account Transaction	$_____/transaction
Telephone Calls	$_____ /call
Voice Response Calls	$_____ /call
Daily Valuation/Manual 401k Trade	$_____ /trade
ACH Monthly Services Charge	$_____ / month
ACH item, setup, change	$_____ /item
ACH correction/reversal	$_____ /item

AML Base Fee
$_____/year

CUSIP Setup Charge
$_____/CUSIP

Chief Compliance Officer Support Fee*
$_____ /year

Out-Of-Pocket Expenses
Including but not limited to telephone toll-free lines, call transfers, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, processing of literature fulfillment kits, lost shareholder search, disaster recovery charges, ACH fees, NSF Fees, Fed wire charges, NSCC charges, voice response (VRU) maintenance and development, data communication and implementation charges, and travel.

Additional Services
Available but not included above are the following services - FAN Web shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access (MFx Portal), client dedicated line data access, programming charges, training, Short-Term Trader reporting, cost basis reporting, Excessive Trader, 12b-1 aging, investor e-mail services, dealer reclaim services, shareholder performance statements, Same Day Cash Flow System, money market fund service organizations, charges paid by investors, literature fulfillment, physical certificate processing, Jumbo pricing, expedited CUSIP setup, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.

Amended Exhibit B (continued) – Bridges Investment Fund, Inc. TRANSFER AGENT & SHAREHOLDER SERVICES SUPPLEMENTAL SERVICES - E-COMMERCE SERVICES FEE SCHEDULE at July 1, 2010

Vision Mutual Fund Gateway
Permits broker/dealers, financial planners, and RIAs to use a web-based system to perform order and account inquiry, execute trades, print applications, review prospectuses, and establish new accounts.
▪  Inquiry Only
        −  Inquiry - $_____ /event
        −  Per broker ID - $_____ /month per ID

Programming Charges
▪  $_____ /hour
▪  Charges incurred for customized services based upon fund family requirements including but not limited to:
        -  Fund setup programming (transfer agent system, statements, options, etc.) – estimate 10 hours per CUSIP
        -  Select reports – shareholder system queries for customized reporting, mailings, etc.
        -  File transmissions of client requested shareholder data file extracts
        -  Conversion programming
        -  Customized service development
        -  Voice response system setup (menu selections, shareholder system integration, testing, etc.) – estimated at 3 hours per fund family
        -  All other client specific customization and/or development services

Cost Basis Reporting – Annual reporting of shareholder cost basis for non-fiduciary direct accounts based upon an average cost single category basis calculation.
▪  $_____ /direct open account per year

Charges Paid by Investors
Shareholder accounts will be charged based upon the type of activity and type of account, including the following:
Qualified Plan Fees
▪  $_____ /qualified plan account or Coverdell ESA account (Cap at $_____ /SSN) (COVERED BY ADVISOR)
▪  $_____ /transfer to successor trustee
▪  $_____/participant distribution (Excluding SWPs)
▪  $_____ /refund of excess contribution
▪  $_____ /reconversion/recharacterization

Additional Shareholder Paid Fees
▪  $_____ /outgoing wire transfer or overnight delivery
▪  $_____/telephone exchange
▪  $_____ /return check or ACH or stop payment
▪  $_____ /research request per account (Cap at $_____ /request) (This fee applies to requests for statements older than the prior year)